Exhibit 10.9

EXCLUSIVE LICENSE AGREEMENT

between

InCube Labs, LLC. (“Licensor”)

and

Rani Therapeutics, LLC (“Licensee”)

EXCLUSIVE LICENSE AGREEMENT

This exclusive license agreement (the “Agreement”) is made effective on June 14, 2012 (the “Effective Date”), between InCube Labs, LLC (“Licensor”), and Rani Therapeutics, LLC, a California limited liability corporation (“Licensee”).

BACKGROUND

A. Certain inventions, generally relating to the Field of Use are covered by Licensor’s Patent Rights as defined below.

B. Licensee wishes to obtain the rights from Licensor for the exclusive commercial development, use and sale of Licensed Products and Services from the Invention, and Licensor is willing to grant those rights.

C. Licensor reserves the right to grant additional licenses outside the Field of Use.

In view of the foregoing, the parties, recognizing the receipt and sufficiency of consideration herein, agree:

1. DEFINITIONS

1.1 “Field of Use” means “ORAL DELIVERY OF BIOTHERAPEUTIC AGENTS SUCH AS PEPTIDES, PROTEINS & ANTIBODIES” but excludes “SWALLOWABLE DEVICES THAT DO NOT DELIVER SUCH DRUGS”.

1.2 “Licensed Products and Services” means any services, compositions or products the manufacture, use, sale, offer for sale, importation or practice of which would constitute, but for the license granted Licensee by Licensor herein, an infringement of any pending or issued valid and unexpired claim within Licensor’s Patent Rights.

1.3 “Licensor’s Patent Rights” means Licensor’s interest in the patents and patent applications listed on Exhibit A, together with continuations, divisionals, substitutions and continuation-in-part applications (but in the case of continuations-in-part only to the extent that claims are supported in the applications listed on Exhibit A or any patent application from which the same derive); and patents issuing on said applications including registrations, reissues, reexaminations and extensions and the corresponding foreign applications and patents.

1.4 “Sublicensee” means a third party to whom Licensee grants a sublicense under this Agreement.

2. LIFE OF PATENT EXCLUSIVE GRANT

2.1 Subject to the limitations set forth in this Agreement, Licensor grants to Licensee an exclusive paid up royalty free license under Licensor’s Patent Rights to make, have made, use, offer to sell, sell and import Licensed Products and Services to the extent permitted by applicable law. The license granted in Paragraph 2.1 is exclusive for the term of this Agreement.

2.2 The license granted in Paragraph 2.1 is limited to products and services that are within the Field of Use. For all other products and services, Licensee has no license under this Agreement.

CONFIDENTIAL

3. SUBLICENSES

3.1 Licensor also grants to Licensee the right to grant and authorize sublicenses to third parties to make, have made, use, offer to sell, sell and import Licensed Products and Services, as long as Licensee has current exclusive rights thereto under this Agreement. To the extent applicable, sublicenses must include all of the rights of and obligations due to Licensor (and, if applicable, the U.S. Government) contained in this Agreement.

3.2 Licensee shall promptly provide Licensor with a copy of each sublicense issued (which copy may be redacted with respect to information not pertinent to compliance with the terms and conditions of this Agreement)

3.3 Upon termination of this Agreement for any reason, all sublicenses shall survive such termination, provided that, upon request by Licensor, the applicable Sublicensee agrees in writing to be bound by the applicable terms of this Agreement.

4. DUE DILIGENCE

4.1 Licensee, upon execution of this Agreement, shall diligently proceed with the development, manufacture and sale of Licensed Products and Services and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet market demands.

4.2 Licensee shall endeavor to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products and Services.

5. PROGRESS REPORTS

5.1 Beginning with the Effective Date and annually thereafter, Licensee shall submit to Licensor a written progress report covering Licensee’s (and any Affiliate’s or Sublicensee’s) activities related to the development and testing of all Licensed Products and Services and the obtaining of the governmental approvals necessary for marketing.

6. TERM OF THE AGREEMENT

6.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the Effective Date until the later of (i) the date of expiration of the last-to-expire patent licensed under this Agreement or (ii) the date that the last patent application licensed under this Agreement is abandoned.

6.2 Upon the sale or merger of the Licensee, the obligations of the Licensor to license additional patents to Licensee shall cease as of the effective date of the sale or merger. All other terms of this license agreement pertaining to patents or patent applications that have already been licensed under this agreement shall continue.

6.3 Licensee has the right at any time to terminate this Agreement in whole or as to any portion of Licensor’s Patent Rights by giving notice in writing to Licensor. Such notice of termination will be subject to Article 14 (Notices) and termination of this Agreement will be effective 60 days from the effective date of such notice. In the event of termination by the Licensee, all rights so terminated shall revert back to the Licensor.

6.4 Any termination under the above paragraph does not relieve Licensee of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to Licensor or anything done by Licensee prior to the time termination becomes effective. Termination does not affect in any manner any rights of Licensor arising under this Agreement prior to termination.

7. USE OF NAMES AND TRADEMARKS

7.1 Nothing contained in this Agreement confers any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing).

8. LIMITED WARRANTIES AND LIMITATIONS ON LIABILITY

8.1 Licensor represents and warrants to Licensee that: (i) it has the lawful right to enter into this Agreement and grant the rights and licenses hereunder, (ii) Licensor is and shall be the owner of the entire right, title, and interest in and to Licensor’s Patent Rights, (iii) Licensor has not previously granted and will not grant any rights in Licensor’s Patent Rights that are inconsistent with the rights and licenses granted to Licensee herein, (iv) to Licensor’s knowledge, there are no claims of any third parties that would call into question the rights of Licensor to grant to Licensee the rights and licenses granted hereunder, (v) to Licensor’s knowledge, practice of Licensor’s Patent Rights will not infringe intellectual property rights of third parties and (vi) except for Licensor’s Patent Rights, and the inventions disclosed therein, as of the Effective Date, Licensor does not own or control rights to any patent, patent application or invention pertaining to the Invention or the claims of which would dominate any practice of Licensor’s Patent Rights.

8.2 This Agreement does not:

8.2.1 express or imply a warranty or representation as to the validity or scope of any of Licensor’s Patent Rights;

8.2.2 express or imply a warranty or representation that anything made, used, sold, offered for sale or imported or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

8.2.3 obligate Licensor to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 11 (Patent Infringement);

8.2.4 confer by implication, estoppel or otherwise any license or rights under any patents of Licensor other than Licensor’s Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Licensor’s Patent Rights; or

8.2.5 obligate Licensor to furnish any know-how not provided in Licensor’s Patent Rights.

8.3 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE AGGREGATE LIABILITY OF EACH PARTY UNDER THIS AGREEMENT SHALL NOT EXCEED AMOUNTS PAYABLE OR PAID UNDER THIS AGREEMENT. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. THE ABOVE LIMITATIONS OF LIABILITY SHALL NOT APPLY TO ANY LIABILITY ARISING OUT OF INDEMNIFICATION OR CONFIDENTIALITY OBLIGATIONS.

8.4 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSY SET FORTH HEREIN, EACH PARTY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY AND ALL IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

9. PATENT PROSECUTION AND MAINTENANCE

9.1 As long as Licensee has paid patent costs as provided for in this Article 15 (Patent Prosecution and Maintenance), Licensor shall diligently endeavor to prosecute and maintain the U.S. and foreign patent applications and patents comprising Licensor’s Patent Rights using counsel of its choice, and Licensor shall provide Licensee with copies of all relevant documentation so that Licensee may be informed of the continuing prosecution, and Licensee agrees to keep this documentation confidential. Licensor’s counsel will take instructions only from Licensor, and all patents and patent applications under this Agreement will be assigned solely to Licensor.

9.2 Licensor shall use reasonable efforts to amend any patent application to include claims and take such other actions with respect to the filing, prosecution and maintenance of the Licensor’s Patent Rights reasonably requested by Licensee to protect the products and services contemplated to be sold under this Agreement. Licensee to pay cost for such actions requested by Licensee.

9.3 If requested by Licensor, Licensee shall apply for an extension of the term of any patent included within Licensor’s Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. Licensee shall prepare all documents and Licensor agrees to execute the documents and to take additional action as Licensee reasonably requests in connection therewith.

9.4 If either party receives notice pertaining to infringement or potential infringement of any issued patent included within Licensor’s Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this law), then that party shall notify the other party within 10 days after receipt of notice of infringement.

9.5 Licensee may request Licensor to obtain patent protection on the Invention in foreign countries if available and if it so desires. Licensee shall notify Licensor of its decision to obtain or maintain foreign patents not less than 60 days prior to the deadline for any payment, filing or action to be taken in connection therewith. This notice concerning foreign filing must be in writing, must identify the countries desired and must reaffirm Licensee’s obligation to underwrite the costs thereof. The absence of such a notice from Licensee to Licensor will be considered an election not to obtain or maintain foreign rights.

9.6 Licensor may file, prosecute or maintain patent applications at its own expense in any country in which Licensee has not elected to file, prosecute or maintain patent applications in accordance with this Article 9 (Patent Prosecution and Maintenance) and those applications and resultant patents will not be subject to this Agreement.

9.7 Licensee shall promptly pay the Licensor the prorata portion with other licensees, all expenses that the Licensor incurs for the prosecution and maintenance of Licensed Patents (this may include PTO fees, outside attorneys, PTO travel, foreign filing costs). Licensor shall bill these expenses as incurred.

10. PATENT MARKING

Licensee shall mark all Licensed Products and Services made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

11. PATENT INFRINGEMENT

11.1 If either party learns of the substantial infringement of any patent licensed under this Agreement, then such party shall call the other party’s attention thereto in writing and provide such other party with reasonable evidence of infringement. Neither party will notify a third party of the infringement of any of Licensor’s Patent Rights without first obtaining consent of the other party, which consent will not be unreasonably denied, conditioned or delayed. Both parties shall use their commercially reasonable efforts in cooperation with each other to terminate infringement without litigation.

11.2 Licensee may request that Licensor take legal action against the infringement of Licensor’s Patent Rights. Such request must be in writing and must include reasonable evidence of infringement and damages to Licensee. If the infringing activity has not abated within 90 days following the effective date of request, then Licensor has the right to:

11.2.1 commence suit on its own account; or

11.2.2 refuse to commence suit, in which case Licensor shall give notice of its election in writing to Licensee by the end of the 100th day after receiving notice of written request from Licensee. Licensee may thereafter bring suit for patent infringement, at its own expense, if and only if, Licensor elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement. If Licensee elects to bring suit in accordance with this Paragraph 11.2, then Licensor may thereafter at its option join that suit at its own expense. However, if licensor does not voluntarily join the suit, Licensor agrees to be joined as a party to the suit at the request of the licensee. In such an event, licensee will pay the costs involved in joining the Licensor to the suit. Each party agrees not to bring suit for patent infringement without following the procedures of this Paragraph 11.2, and both parties agree to be bound by an order of a court for patent infringement, patent infringement issues and patent infringement defenses as determined through such a suit under this Paragraph 11.2.

11.3 If Licensor elects not to commence suit, legal action will be at Licensee’s expense and Licensee shall retain all damages recovered thereby. Otherwise, legal action brought by Licensor and fully participated in by both parties will be at the joint and equal expense of the parties and all recoveries from such a suit will first be applied to the litigation costs and fees of the parties bringing suit.

11.4 Each party shall cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party bringing suit. Litigation will be controlled by the party bringing the suit, except that Licensor may be represented by counsel of its choice in any suit brought by Licensee.

12. INDEMNIFICATION

12.1 Licensee shall indemnify, hold harmless and defend Licensor, its officers, employees and agents against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses resulting from product liability arising out of exercise of this license or any sublicense, provided, however, that the indemnified party (i) promptly notifies Licensee of the applicable claim, (ii) gives Licensee sole control of the defense or settlement of such claim and (iii) provides Licensee, at its expense, with reasonable assistance and full information with respect to such claim. Notwithstanding the foregoing, Licensee shall have no obligations for any claim if the indemnified party makes any admission, settlement or other communication regarding such claim without the prior written consent of Licensee, which consent shall not be unreasonably withheld.

12.2 Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance as set forth in Paragraph 18.3 or an equivalent program of self-insurance.

12.3 Comprehensive or commercial form general liability insurance (contractual liability included), commencing prior to trials involving humans, with limits as follows:

•	Each Occurrence $1,000,000

•	Products/Completed Operations Aggregate $5,000,000

•	Personal and Advertising Injury $1,000,000

•	General Aggregate (commercial form only) $5,000,000

The coverage and limits referred to under the above do not in any way limit the liability of Licensee. Licensee shall furnish Licensor with certificates of insurance showing compliance with all requirements. Certificates must:

•	Provide for 30 day advance written notice to Licensor of any modification.

•	Indicate that Licensor has been endorsed as an additional insured under the coverage referred to above.

•

Include a provision that the coverage will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self insurance carried or maintained by Licensor.

12.4 Licensor shall notify Licensee in writing of any claim or suit brought against Licensor in respect of which Licensor intends to invoke the provisions of this Article 12 (Indemnification). Licensee shall keep Licensor informed on a current basis of its defense of any claims under this Article 18 (Indemnification).

13. CONFIDENTIALITY

13.1 Except as otherwise provided herein, each party shall maintain in confidence, and shall not use for any purpose or disclose to any third party information disclosed by the other party in writing and marked “Confidential” or that is disclosed orally and confirmed in writing as confidential within 45 days following such disclosure (collectively, “Confidential Information”). Confidential Information shall not include any information that is: (i) already known to the receiving party at the time of disclosure hereunder, or (ii) now or hereafter becomes publicly known other than through acts or omissions of the receiving party, or (iii) disclosed to the receiving party by a third party under no obligation of confidentiality to the disclosing party or (iv) independently developed by the receiving party without reference to the Confidential Information of the disclosing party.

13.2 Notwithstanding the provisions of Paragraph 13.1 above, each party may use or disclose Confidential Information in exercising its rights hereunder or fulfilling its obligations and duties hereunder and in prosecuting or maintaining any proprietary rights, prosecuting or defending litigation, complying with applicable governmental regulations and submitting information to tax or other governmental authorities, provided that if the party is required by law to make any public disclosures of Confidential Information of the other, to the extent it may legally do so, the party will give reasonable advance notice to the other of such disclosure and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise).

14. NOTICES

14.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address or facsimile number given below or to another address or facsimile number as designated by written notice given to the other party:

14.1.1 on the date of delivery if delivered in person;

14.1.2 on the date of mailing if mailed by first-class certified mail, postage paid;

14.1.3 on the date of mailing if mailed by any global express courier service that requires recipient to sign the documents demonstrating the delivery of such notice or payment; or

14.1.4 on the date of transmission if sent by facsimile with confirmation of transmission.

In the case of Licensee:	Rani Therapeutics, LLC
2051 Ringwood Avenue
San Jose, Ca 95131

In the case of Licensor:	InCube Labs, LLC
2051 Ringwood Avenue
San Jose, Ca 95131

15. ASSIGNABILITY.

Each party may assign this agreement in whole or in part to a party succeeding to substantially all of the assigning party’s assets relating to this Agreement. Upon a permitted assignment of this Agreement by a party, all references herein to such party shall be deemed a reference to the assignee. Any other attempt to transfer or assign shall be void without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each party and their respective successors and authorized assigns.

16. NO WAIVER.

No waiver by either party of any default of this Agreement may be deemed a waiver of any subsequent or similar default. A suspension of duty under this Agreement due to force majeure shall not be for a period longer than 1 year.

17. FAILURE TO PERFORM.

Subject to Article 20, if either party finds it necessary to undertake legal action against the other on account of failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

18. GOVERNING LAWS.

THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICT OF

LAWS OR TO WHICH PARTY DRAFTED PARTICULAR PROVISIONS OF THIS AGREEMENT, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application. Disputes between the parties regarding this Agreement will utilize only trial courts within California for disputes that go to court.

19. EXPORT CONTROL LAWS.

Licensee shall observe all applicable U.S. and foreign laws with respect to the transfer of Licensed Products and Services and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

20. DISPUTE RESOLUTION

Both parties shall undertake all reasonable best efforts to resolve in an amicable manner any dispute arising in connection with this Agreement. Any dispute arising between the parties in connection with this Agreement which cannot be resolved through good faith negotiation shall be referred to binding arbitration in San Jose, California, U.S.A. to be conducted by the Judicial Arbitration and Mediation Services, Inc. (or any successor entity thereto) (“JAMS”) under its rules of arbitration then in effect, except as modified in this Agreement. The arbitration shall be conducted by a single arbitrator. The arbitrator shall engage an independent expert with experience in the subject matter of the dispute to advise the arbitrator. If the parties are unable to agree upon an arbitrator, one shall be chosen by JAMS. The decision of the arbitrator, including any award, shall be final and binding upon the parties. Any decision of the arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. The arbitration proceedings and the decision of the arbitrator shall not be made public without the written consent of both parties, and each party shall maintain the confidentiality of such proceedings and decision, unless otherwise agreed in writing by the parties. The parties agree that they shall share equally the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the arbitrator and the cost of the arbitrator and administrative fees of JAMS. Each party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses. Pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of any dispute, either party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that party. Notwithstanding the foregoing, any dispute or controversy relating to the inventorship and ownership of any invention or the scope, validity, enforceability or infringement of any intellectual property rights shall be submitted to a court of competent jurisdiction in the territory in which such intellectual property rights were granted or arose.

21. MISCELLANEOUS

21.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

21.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

21.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

21.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

21.5 In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provisions had never been contained in it.

21.6 None of the provisions of this Agreement is intended to create any form of joint venture between the parties, rights in third parties or rights that are enforceable by any third ply.

21.7 Notwithstanding the foregoing, the Licensee agrees and acknowledges that the Licensor is subject to preexisting obligations with respect to the development, assignment and confidentiality of intellectual property that is developed, in whole or in part, by Mir Imran or by InCube Labs, LLC, or with the use of funds contributed by InCube Labs, LLC. Licensee agrees that its rights to any such information as provided for hereunder are in all cases subject to and limited by licensor’s preexisting rights, and that in the event of any conflict between such preexisting rights and the rights of the licensee set forth hereunder, the preexisting rights shall prevail.

In witness whereof, both Licensor and Licensee have executed this Agreement by their respective and duly authorized officers on the day and year written.

LICENSOR	LICENSEE

InCube Labs, LLC	Rani Therapeutics, LLC

By: /s/ Mir Imran	By: /s/ Mir Imran

Name: Mir Imran	Name: Mir Imran

Title: Chairman	Title: President

Date: June 14, 2012	Date: June 14, 2012

EXHIBIT A

LICENSOR’S PATENT RIGHTS